EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	 Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Second Quarter 2015 Results

Dallas (August 13, 2015) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2015. ARL announced today that the Company reported net income applicable to common shares of $0.9 million, including $3.0 million in gains on the sale of land, or $0.05 per diluted earnings per share, as compared to net income applicable to common shares of $0.9 million, including $7.0 million in gains on the sale of income-producing properties or $0.07 per diluted earnings per share for the same period ended 2014.

For the six months ended June 30, 2015, we reported a net income applicable to common shares of $3.8 million or $0.22 per diluted earnings per share, as compared to a net income applicable to common shares of $3.8 million or $0.33 per diluted earnings per share for the same period ended 2014.

During the three months ended June 30, 2015, we acquired five income-producing properties. We are diligent in our mission to provide high-quality living opportunities to our tenants as reflected in our occupancy rates being over 95%. The Company continues to demonstrate an unwavering commitment to fortify the portfolio and streamline operational activity, while at the same time maintaining our commitment to creating value. "We believe our second quarter 2015 operating results, combined with our recent acquisitions, demonstrates another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2015", said Danny Moos, the Company's Chief Executive Officer and President. We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

In the Company's commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. The Company also acquired a new commercial property during the three months ended June 30, 2015. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Rental and other property revenues were $24.2 million for the three months ended June 30, 2015. This represents an increase of $4.7 million, as compared to the prior period revenues of $19.5 million. This change, by segment, is an increase in the apartment portfolio of $2.5 million, and an increase in the commercial portfolio of $2.2 million. Within the apartment portfolio there was an increase of $2.2 million in the acquired property portfolio and an increase of $0.3 million in the same property portfolio. The apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. This increase in apartment portfolio is also due to the acquisition of new properties. Within the commercial portfolio, there was an increase of $0.2 million in the acquired property portfolio and increase of $2.0 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $11.3 million for the three months ended June 30, 2015. This represents an increase of $1.3 million, as compared to the prior period operating expenses of $10 million. This change, by segment, is an increase in the apartment portfolio of $1.2 million, and an increase in the commercial portfolio of $0.1 million. Within the apartment portfolio there was an increase of $0.9 million in the acquired properties portfolio and an increase of $0.3 million in the same property portfolio. Within the commercial portfolio, there was an increase of $0.1 million in the same store properties.

General and administrative expenses were $1.6 million dollars for the three months ended June 30, 2015. This represents a decrease of $1.6 million, as compared to the prior period general and administrative expenses of $3.2 million. This change, by segment, is a decrease in the other portfolio of $1.4 million, and a decrease in the land portfolio of $0.2 million. Within the other portfolio, the decrease of $1.4 million was mainly due to lower professional fees.

Mortgage and loan interest expense, including deferred borrowing costs amortization, was $9.8 million for the three months ended June 30, 2015. This represents an increase of $0.1 million, as compared to the prior period expense of $9.7 million. This change by segment is an increase in the other portfolio of $0.8 million, and a decrease in the apartment portfolio of $0.7 million. Within the other portfolio,

the majority of this increase is due to the securing of a new loan in the current period, which was utilized to drive the acquisition and development activities of the Company. The decrease in the apartment portfolio is the result of mortgage refinances to lower interest rates.

Interest income was $4.5 million for the three months ended June 30, 2015. This represents a decrease of $1.5 million, as compared to the prior year income of $6.0 million due to principal pay downs made during the period on our outstanding notes and interest receivable.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended June 30, 2015	For the Three Months Ended June 30, 2014	For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $173 and $175 for the three months and $343 and $350 for the six months ended 2015 and 2014, respectively, from related parties)	$ 24,241	$ 19,500	$ 47,397	$ 38,659
Expenses:				
Property operating expenses (including $187 and $158 for the three months and $349 and $313 for the six months ended 2015 and 2014, respectively, from related parties)	11,301	9,983	22,969	19,911
Depreciation and amortization	5,137	4,323	9,841	8,636
General and administrative (including $912 and $842 for the three months and $1,920 and $1,760 for the six months ended 2015 and 2014, respectively, from related parties)	1,596	3,195	3,798	5,179
Net income fee to related party	45	210	335	700
Advisory fee to related party	2,309	2,202	4,601	4,445
Total operating expenses	20,388	19,913	41,544	38,871
Net operating income (loss)	3,853	(413)	5,853	(212)
Other income (expenses):				
Interest income (including $4,246 and $5,959 for the three months and $9,113 and $9,994 for the six months ended 2015 and 2014, respectively, from related parties)	4,535	6,041	9,772	10,158
Other income	14	232	4,111	406
Mortgage and loan interest (including $920 and $933 for the three months and $1,815 and $1,730 for the six ended 2015 and 2014, respectively, from related parties)	(9,794)	(9,693)	(21,439)	(20,332)
Earnings from unconsolidated subsidiaries and investees	151	(124)	196	(54)
Litigation settlement (expense)	(45)	(86)	(117)	3,752
Total other expenses	(5,139)	(3,630)	(7,477)	(6,070)
Loss before gain on land sales, non-controlling interest, and taxes	(1,286)	(4,043)	(1,624)	(6,282)
Gain on land sales	3,027	(159)	5,903	594
Net income (loss) from continuing operations before taxes	1,741	(4,202)	4,279	(5,688)
Income tax benefit (expense)	(12)	2,195	91	4,244
Net income (loss) from continuing operations	1,729	(2,007)	4,370	(1,444)
Discontinued operations:				
Net income (loss) from discontinued operations	(34)	(732)	260	(931)
Gain on sale of real estate from discontinued operations	-	7,003	-	13,057
Income tax benefit (expense) from discontinued operations	12	(2,195)	(91)	(4,244)
Net income (loss) from discontinued operations	(22)	4,076	169	7,882
Net income	1,707	2,069	4,539	6,438
Net income (loss) attributable to non-controlling interest	(540)	(551)	(32)	(1,370)
Net income attributable to American Realty Investors, Inc.	1,167	1,518	4,507	5,068
Preferred dividend requirement	(275)	(613)	(665)	(1,226)
Net income applicable to common shares	$ 892	$ 905	$ 3,842	$ 3,842
Earnings per share - basic				
Net income (loss) from continuing operations	$ 0.06	$ (0.28)	$ 0.25	$ (0.35)
Net income from discontinued operations	-	0.35	0.01	0.68
Net income applicable to common shares	$ 0.06	$ 0.07	$ 0.26	$ 0.33
Earnings per share - diluted				
Net income (loss) from continuing operations	$ 0.05	$ (0.28)	$ 0.21	$ (0.35)
Net income (loss) from discontinued operations	-	0.35	0.01	0.68
Net income applicable to common shares	$ 0.05	$ 0.07	$ 0.22	$ 0.33
Weighted average common shares used in computing earnings per share	15,367,320	11,525,389	14,701,170	11,525,389
Weighted average common shares used in computing diluted earnings per share	17,844,339	11,525,389	17,178,190	11,525,389
Amounts attributable to American Realty Investors, Inc.				
Net income (loss) from continuing operations	$ 1,189	$ (2,558)	$ 4,338	$ (2,814)
Net income (loss) from discontinued operations	(22)	4,076	169	7,882
Net income applicable to American Realty Investors, Inc.	$ 1,167	$ 1,518	$ 4,507	$ 5,068

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2015	December 31, 2014
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 921,843	$ 810,214
Real estate subject to sales contracts at cost, net of depreciation ($2,475 for 2015 and $2,300 for 2014)	19,032	19,026
Less accumulated depreciation	(138,961)	(129,477)
Total real estate	801,914	699,763
Notes and interest receivable		
Performing (including $130,587 in 2015 and $139,466 in 2014 from related parties)	140,483	149,484
Non-performing	3,181	3,161
Less allowance for doubtful accounts (including $15,537 in 2015 and 2014 from related parties)	(18,279)	(18,279)
Total notes and interest receivable	125,385	134,366
Cash and cash equivalents	19,157	12,299
Restricted cash	52,183	49,266
Investments in unconsolidated subsidiaries and investees	1,299	4,279
Receivable from related party	37,360	21,414
Other assets	39,320	44,111
Total assets	$ 1,076,618	$ 965,498
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 755,508	$ 638,891
Notes related to assets held for sale	910	1,552
Notes related to subject to sales contracts	18,251	18,616
Deferred revenue (including $72,564 in 2015 and 2014 from sales to related parties)	72,633	74,409
Accounts payable and other liabilities (including $6,732 in 2015 and $11,024 in 2014 to related parties)	43,916	52,442
	891,218	785,910
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 and 2,461,252 shares in 2015 and 2014 (liquidation preference $10 per share), including 900,000 shares in 2015 and 2014 held by ARL or subsidiaries.	2,205	3,126
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares; outstanding 15,514,360 and 14,027,619 shares in 2015 and 2014, respectively; including 140,000 shares held by TCI (consolidated) in 2015 and 2014.	156	141
Treasury stock at cost; 415,785 shares	(6,395)	(6,395)
Paid-in capital	110,546	108,378
Retained earnings	23,597	19,090
Total American Realty Investors, Inc. shareholders' equity	130,109	124,340
Non-controlling interest	55,291	55,248
Total shareholders' equity	185,400	179,588
Total liabilities and shareholders' equity	$ 1,076,618	$ 965,498